Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3, which contains a post-effective amendment to OGE Energy Corp.’s previously filed Registration Statement on Form S-3 (Reg. No. 333-104263), and related Prospectus of OGE Energy Corp. for the registration of 7,000,000 shares of its common stock and associated preferred stock purchase rights and to the incorporation by reference therein of our reports dated February 23, 2005, with respect to the consolidated financial statements and schedule of OGE Energy Corp., OGE Energy Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of OGE Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
July 25, 2005